HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
                       STATEMENT OF PER SHARE NET LOSS

EXHIBIT 11


                                         Three Months Ended
                                            December 31,
                                         ------------------
                                         1996         1995
                                         ----         ----

  Net income (loss)                   $   55,181   $ (204,565)
                                      ========================
Net income (loss) per share           $     0.00   $    (0.06)
                                      ========================

Weighted average shares outstanding    7,623,933    3,162,000
                                      =======================